EXHIBIT 99.1

Arbinet Announces Receipt of Letter from Nasdaq

NEW BRUNSWICK, N.J., May 13 2009 - Arbinet-thexchange, Inc. (NasdaqGM: ARBX), a leading provider of innovative voice and IP solutions for buying and selling telecommunications capacity, today announced that it received a letter from The Nasdaq Stock Market (“Nasdaq”) on May 11, 2009 (the “Nasdaq Notice”) indicating that due to the resignation of Jill Thoerle from Arbinet’s Audit Committee on April 23, 2009, the Audit Committee now has only two independent members rather than at least three independent members as required by Nasdaq’s Listing Rule 5605.  In accordance with Nasdaq Listing Rule 5605(c)(4)(A) and the Nasdaq Notice, the Company has until October 20, 2009 (the “cure period”) to regain compliance with the Nasdaq listing requirements.  The Board of Directors intends to appoint a director to the Audit Committee who satisfies the independence requirements of the Nasdaq Listing Rules as soon as possible and, in any event, prior to October 20, 2009.  During the cure period, Arbinet common stock will continue to trade on Nasdaq, subject to Arbinet’s continued compliance with other Nasdaq listing requirements.

About Arbinet
Arbinet is a leading provider of innovative voice and IP solutions empowering communications companies to create the most efficient and valuable global interconnections.  Arbinet offers the greatest flexibility in global scale, platform intelligence, and managed solutions to achieve commercial efficiency and interconnection simplicity.

Arbinet manages business relationships, back office operations and call routing for Members who route through Arbinet approximately 2% of the world’s international voice traffic to over 1,300 destinations worldwide.  Arbinet Members include fixed line, mobile, wholesale and VoIP carriers as well as calling card, ISPs, ASPs and content providers around the world who buy and sell voice and IP telecommunications capacity. For more information about Arbinet’s solutions, visit www.arbinet.com.

Contacts:

Jack Wynne, CFO
Arbinet-thexchange, Inc.
732-509-9230